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NEWS RELEASE

Contact: Ben Wheatley Phone: (713) 662-0359	FOR IMMEDIATE RELEASE 7:30 A.M. EDT, July 30, 2009

Exobox Founding Members Agree to Return Common Shares

HOUSTON, TEXAS (JULY 30, 2009) – Exobox Technologies Corp. (OTCBB: EXBX), an information risk management and security solutions provider, announced that certain members of the Exobox Technologies Corp. founding group of shareholders have made a bold step in their commitment to the future of the company.  Scott R. Copeland, Exobox co-founder and chairman of the board of directors; Reginald Goodman, Exobox co-founder; Marcos Pernia, Exobox co-founder; and Dr. Richard Evans, current member of the Exobox board of directors have collectively agreed to return approximately 60 million shares to the Company.

In addition to the return of the shares to the Company, each participating member has agreed to a defined diversification plan whereby each will sell no more than a maximum of 500,000 shares per month for 12 months. Based on the Company’s average monthly trading volume over the last 90 days, in the aggregate, these sales if made in their entirety would represent approximately 8 percent of the Company’s average monthly trading volume. The Company has agreed to issue a two-year warrant to each participating member exercisable to purchase Company common stock in an amount equal to 20 percent of the shares returned, at an exercise price equal to the purchase price of the Company securities in the $2.5 million funding described below.

Based on the Company’s current number of shares outstanding of approximately 460 million, the number of shares outstanding would be reduced to approximately 400 million, excluding any shares issuable pursuant to the contemplated financing or through exercise of the warrants issued in connection with the return of shares. The closing is subject to certain conditions including closing of a funding of a minimum of $2.5 million on or before September 30, 2009.

Kevin Regan, president and CEO of Exobox said, “I think the voluntary actions of these founding members of Exobox speak highly to their belief in and commitment to the long-term potential of Exobox. We are very fortunate that these individuals are so committed to the interests of the Company and its shareholders.”

About Exobox
Exobox Technologies Corp. develops information risk management and security solutions that help organizations protect and recover their most valuable information assets. It is committed to its vision to create a more secure environment for the information-centric community through the development of new technologies and security services. Exobox is headquartered in Houston, Texas. For more information on Exobox, visit www.exobox.com.

Exobox, the Exobox logo, and ExoDetect are trademarks of Exobox Technologies Corp. Other company and product names may be trademarks of their respective owners.

Contacts:
Investor Relations:
Tim Lee
800-460-8887

Press Inquiries:
Captavi
Ben Wheatley
713-662-0359

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding and others set forth in the Company's report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission.